PROXY STATEMENT PURSUANT TO SECTION 14(A)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Check the appropriate box:
[X] Definitive Proxy Statement

                          REPUBLIC NEW YORK CORPORATION
                 (Name of Registrant as Specified in its Charter}

                         William F. Rosenblum, Jr., Esq.
             Senior Vice President, Deputy General Counsel and Secretary
                          Republic New York Corporation
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X} $125 per Exchange Act Rules 0-11(c)(1)(ii), 14(a)-6(i)(1), or 14a-6(j)(2)



                              [LOGO GRAPHIC OMITTED]

                          REPUBLIC NEW YORK CORPORATION
                                452 Fifth Avenue
                            New York, New York 10018


                                                           March 22, 1996

DEAR STOCKHOLDER:

The Directors and Officers of Republic New York Corporation cordially invite you to attend the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 29, 1996 at 11:00 A.M., New York time. The meeting will be held at the office of the Corporation at 452 Fifth Avenue, New York, New York. Notice of the Annual Meeting and Proxy Statement are enclosed.

You are urged to mark, sign, date and mail the enclosed proxy immediately. By mailing your proxy now you will not be precluded from attending the meeting. Your proxy is revocable; in the event you find it convenient to attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

For your information, enclosed is the 1995 Annual Report of Republic New York Corporation.

                                                Very truly yours,


                                                WALTER H. WEINER,
                                                Chairman of the Board

                            [LOGO GRAPHIC OMITTED]

                          REPUBLIC NEW YORK CORPORATION
                                452 Fifth Avenue
                            New York, New York 10018

                              ----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 29, 1996

                              ----------------------



  NOTICE IS HEREBY GIVEN THAT, pursuant to the call of the Board of Directors of Republic New York Corporation ("Republic Corporation"), the Annual Meeting of Stockholders of Republic Corporation will be held on Wednesday, May 29, 1996 at 11:00 A.M., New York time, at 452 Fifth Avenue, Borough of Manhattan, City and State of New York, for the purpose of considering and voting upon the following matters described in the attached Proxy Statement:

         1.   Election of directors;

         2.   Approval of selection of auditors; and

         3. Any other business which may properly be brought before the meeting or any adjournment thereof.

  The record date and hour for determining stockholders entitled to notice of and to vote at the meeting, including any adjournment thereof, have been fixed as of the close of business on March 13, 1996.

                                           By Order of the Board of Directors,


                                           WILLIAM F. ROSENBLUM, JR.,
                                           Senior Vice President and
                                           Corporate Secretary

  March 22, 1996


  YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY NEVERTHELESS, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        [LOGO GRAPHIC OMITTED]

                    REPUBLIC NEW YORK CORPORATION
                           452 Fifth Avenue
                       New York, New York 10018
                          -----------------

                           PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS
                            May 29, 1996
                         -----------------


This Proxy Statement is furnished to the stockholders of Republic New York Corporation ("Republic Corporation") in connection with the solicitation of proxies by the Board of Directors of Republic Corporation for the Annual Meeting of Stockholders to be held on May 29, 1996.

The record date and hour for determining the stockholders of Republic Corporation entitled to notice of and to vote at the meeting have been fixed as of the close of business on March 13, 1996. At such date, 55,745,970 shares of Republic Corporation Common Stock were outstanding and entitled to vote. Each share of Republic Corporation Common Stock held on the record date entitles the holder thereof to one vote for each director being elected (with no cumulative voting permitted) and to one vote on each other matter. This Proxy Statement and the form of proxy furnished herewith were first sent or given to Republic Corporation stockholders on March 22, 1996.



                          ELECTION OF DIRECTORS

In accordance with the By-Laws of Republic Corporation, the number of directors of Republic Corporation to be elected at the Annual Meeting has been established at twenty-one. If elected, each nominee will serve until the next Annual Meeting of Stockholders and until the election and qualification of his or her successor. Each of the nominees named below, with the exception of Richard A. Kraemer, is presently a director of Republic and, with the exception of Elias Saal, was elected to such office at last year's Annual Meeting. Mr. Saal was elected a director on July 19, 1995 at a regular meeting of the Board of Directors of Republic Corporation.

A plurality of the votes cast at the meeting is required for the election of directors. Neither abstentions nor broker non-votes have any effect on the election of directors. If any nominee becomes unwilling or unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his or her stead of such other person as the Nominating Committee of the Board of Directors may recommend.

Listed below are the names and ages of the nominees, the year in which each first became a director, their principal occupations for the past five years (including, where applicable, positions with Republic National Bank of New York ("Republic Bank"), Republic Corporation's principal subsidiary, and Republic Bank for Savings ("RBS"), which was merged into Republic Bank on January 2,
1996) and the number of shares of Republic Corporation's Common Stock beneficially owned by each, as of December 31, 1995.

                                                                                                     Beneficial
                                Director                                                            Ownership of
   Nominee and Age               Since                 Principal Occupation                          Shares <F1>

Kurt Andersen . . . . . . . .     1988      Vice Chairman of the Board of Republic                   37,275 shs.
   51 years                                    Bank, since June 1995, and Regional General              <F2>
                                               Manager of Republic Bank's operations
                                               throughout the Asia Pacific region. Executive
                                               Vice President of Republic Bank, Regional
                                               (Far East) General Manager of Republic
                                               Bank's Hong Kong Branch and Manager of
                                               Republic Bank's wholly-owned subsidiary in
                                               Singapore through June 1995. Director of
                                               Republic Bank since 1991.
Cyril S. Dwek . . . . . . . . .   1974      Vice Chairman of the Board of Republic                   64,894 shs.
   59 years                                    Bank and Vice Chairman of Republic
                                               Corporation.  Director of Republic Bank
                                               and, formerly, of RBS.
Ernest Ginsberg . . . . . . .     1985      Vice Chairman of the Board of Republic                   32,029 shs.
   64 years                                    Bank and Vice Chairman (and General                      <F2><F3>
                                               Counsel until April 1994) of Republic
                                               Corporation.  Director of Republic Bank
                                               and, formerly, of RBS.
Nathan Hasson . . . . . . .       1993      Vice Chairman of the Board and Treasurer                 24,700 shs.
   50 years                                    of Republic Bank and Vice Chairman                       <F2><F4>
                                               of Republic Corporation since January
                                               1993.  Director of Republic Bank and,
                                               formerly, of RBS.
Jeffrey C. Keil . . . . . .       1978      Vice Chairman of the Board of Republic Bank              19,765 shs.
   52 years                                    and President of Republic Corporation.                   <F2><F5>
                                               Director of Republic Bank and, formerly,
                                               of RBS.
Peter Kimmelman . . . . . .       1979      A private investor.  Director of Republic                 2,362 shs.
   51 years                                    Bank and, formerly, of RBS.                              <F6>
Richard A. Kraemer . . . .        ----      Chairman of the Board and Chief Executive                   -----
   51 years                                    Officer of Brooklyn Bancorp, Inc., corporate             <F13>
                                               parent to CrossLand Federal Savings Bank,
                                               from August 1993 until its acquisition by
                                               Republic Corporation in February 1996.
                                               President, Chief Executive Officer and Chairman
                                               of the Executive Committee of CrossLand Federal
                                               Savings Bank from January 1992 to August 1993.
                                               Prior to January 1992, Chairman and Chief
                                               Executive Officer of The Bowery Savings Bank
                                               and Home Savings of America.


                                                                          (table continued on next page)


                                                     2

                                                                                                     Beneficial
                                Director                                                            Ownership of
   Nominee and Age               Since                 Principal Occupation                          Shares <F1>

Leonard Lieberman . . . . . .     1990      A director (and Chairman, President and                     750 shs.
   66 years                                    Chief Executive Officer, from January
                                               1991 to May 1991) of Outlet Communi-
                                               cations, Inc.   Director of Republic Bank,
                                               and of RBS from 1992 until January
                                               1996.  Also a director of various companies,
                                               including Celestial Seasonings, Inc., Sonic
                                               Corp., and La Petite Academy, Inc.
William C. MacMillen, Jr. .       1974      President of William C. MacMillen & Co.,                  6,702 shs.
   82 years                                    Inc., an investment banking firm.  Also a
                                               director of Financial Federal Corporation.
                                               Director of Republic Bank and, formerly,
                                               of RBS.
Peter J. Mansbach . . . . .       1994      Chairman of the Executive Committee of the               21,100 shs.
   58 years                                    Board of Directors of Republic Corporation               <F2>
                                               since July 1994, and of Republic Bank since
                                               June 1994. Previously a partner at the law
                                               firm of Kronish, Lieb, Weiner & Hellman.
Martin F. Mertz . . . . . .       1987      Chairman of the Executive Committee of RBS                7,500 shs.
   70 years                                    from May 1990 until January 1996.  Director
                                               of Republic Bank and, formerly, of RBS.
James L. Morice . . . . . .       1987      Partner, Mirtz Morice, Inc., a management                   330 shs.
   58 years                                    consulting firm.  Director of Republic Bank              <F7>
                                               and, formerly, of RBS.
E. Daniel Morris. . . . .         1993      Chairman of the Board of Republic New York                1,000 shs.
   54 years                                    Trust Company of Florida, N.A., a wholly-
                                               owned subsidiary of Republic Corporation,
                                               since January 1995.  Prior thereto, a Director
                                               and the Chief Executive Officer of Republic
                                               New York Securities Corporation, Republic
                                               Corporation's wholly-owned broker-dealer
                                               subsidiary, from April to December 1994.
                                               President of Corsair Capital Corporation, a
                                               private investment bank, since October 1992,
                                               having been a private investor for over one year
                                               prior thereto, and President and Chief Executive
                                               Officer of the U.S. investment banking affiliate
                                               of Barclays Bank from January 1989 to July 1991.
Janet L.  Norwood . . . . .      1992      Senior Fellow of The Urban Institute, a research             750 shs.
   72 years                                    organization in Washington, D.C., since
                                               January 1992. Commissioner of the Bureau of
                                               Labor Statistics of the U.S. Department of Labor
                                               for over three years prior thereto.  Director of
                                               Republic Bank since 1992.


                                                                          (table continued on next page)
                                                     3

                                                                                                     Beneficial
                                Director                                                            Ownership of
   Nominee and Age               Since                 Principal Occupation                          Shares <F1>

John A. Pancetti . . . . . . . .  1990      Chairman of the Board and Chief Executive Officer        40,150 shs.
   66 years                                    of RBS from May 1990 until January 1996 (and             <F8>
                                               President from May 1990 to March 1991). Vice
                                               Chairman of the Board of Republic Bank from
                                               March 1991 until January 1996, and Vice Chairman
                                               of Republic Corporation from April 1991 until
                                               January 1996.  Director of Republic Bank and,
                                               formerly, of RBS.
Vito S. Portera . . . . .         1986      Vice Chairman of Republic Corporation and                25,615 shs.
   53 years                                    Vice Chairman of the Boards of Republic                  <F2><F9>
                                               Bank and, formerly, of RBS.  Director of
                                               Republic Bank.  Also, Chairman of the Board
                                               of Republic International Bank of New York
                                               (Miami), the Florida Edge Act subsidiary of
                                               Republic Bank.
William P. Rogers . . . . . .     1989      Senior Partner, Rogers & Wells, attorneys.               30,000 shs.
   82 years                                    Director of Republic Bank.
Elias Saal . . . . . . . . .      1995      Vice Chairman of Republic Corporation since              24,000 shs.
   43 years                                    July 1995 and Vice Chairman of the Board,
                                               since June 1995, and Chief Trading Officer,
                                               since July 1995, of Republic Bank.  Executive
                                               Vice President of Republic Bank prior to June
                                               1995.  Director of Republic Bank since
                                               October 1995.
Dov C. Schlein . . . . . . . . .  1987      President of Republic Bank and Vice Chair-               34,017 shs.
   48 years                                    man of Republic Corporation.  Director of               <F2><F10>
                                               Republic Bank and, formerly, of RBS.
Walter H. Weiner . . . . . . .    1978      Chairman of the Board and Chief Executive                52,205 shs.
   65 years                                    Officer of Republic Bank and Republic                   <F2><F11><F12>
                                               Corporation.  Director of Republic Bank
                                               and, formerly, of RBS.
Peter White . . . . . . .         1974      Senior Consultant to Republic Bank.                      33,256 shs.
   93 years                                    Director of Republic Bank.

-----------

<F1> No  nominee's  ownership of shares of Common Stock  exceeded one percent (1%) of the outstanding shares of such class.
<F2> Includes 8,000 shares for Kurt Andersen, 14,950 shares for Ernest Ginsberg, 15,750 shares for Nathan Hasson,
     10,000 shares for Jeffrey C. Keil, 21,000 for Peter J. Mansbach, 15,000 shares for Vito S. Portera, 19,500 shares for Dov C. Schlein and 15,000 shares for Walter H. Weiner which were awarded pursuant to Republic
     Corporation's 1985 Restricted Stock Plan and 1995 Long Term Incentive Stock Plan, and which are subject to a substantial risk of forfeiture for various restricted periods, the latest of which expires on January 15, 2005.
<F3> Includes 17,079 shares which Mr. Ginsberg owns jointly with his wife.
<F4> Includes 8,950 shares which Mr. Hasson owns jointly with his wife.
<F5> Includes 7,065 shares allocated to the Republic New York Corporation Common Stock Fund in Mr. Keil's account under Republic Bank's Profit Sharing and Savings Plan.
<F6> Includes 337 shares owned by Mr. Kimmelman's wife in which he disclaims any beneficial interest.

                                                                        (footnotes continued on next page)
                                          4

(footnotes continued from previous page)

<F7> Includes 30 shares owned by Mr. Morice's son in which he disclaims any beneficial interest.
<F8> Includes 40,000 shares which Mr. Pancetti owns jointly with his wife.
<F9> Includes 10,575 shares held by a trust controlled by Mr. Portera.
<F10>Includes  13,717 shares which Mr. Schlein owns jointly with his wife, and 800 shares owned by Mr. Schlein's children, in which 800 shares Mr. Schlein disclaims any beneficial interest.
<F11>Includes 26,774 shares for Walter H. Weiner which were issued pursuant to Republic Corporation's Restricted
     Stock Election Plan and which are subject to a substantial risk of forfeiture until December 31, 1997.
<F12>Includes 3,105 shares owned by a Keogh Plan pension trust of which Mr. Weiner is the beneficiary and 2,100 shares owned by Mr. Weiner's wife in which he disclaims any beneficial interest.

<F13> * Pursuant to his employment agreement, dated October 31, 1995, with Republic Corporation executed in connection with the acquisition of Brooklyn Bancorp, Inc. by Republic Corporation, Mr. Kraemer has been nominated as a director of Republic Corporation.  Such agreement provides that Mr. Kraemer will serve as a director of Republic
     Corporation (and of Republic Bank) during the duration of such agreement. The agreement, and the Agreement and Plan of Merger, dated September 23, 1995, each also provides that Mr. Kraemer be named a Vice Chairman of
     Republic Corporation and Republic Bank.  Accordingly, at a regular meeting of the Board of Directors of Republic
     Bank held on March 6, 1996, Mr. Kraemer was appointed a Vice Chairman of the Board and at a regular meeting of the Board of Directors of Republic Corporation to be held on April 17, 1996, Mr. Kraemer will be appointed a
     Vice Chairman.



As of December 31, 1995, all nominees as a group beneficially owned 458,400 shares of Republic Corporation's Common Stock or approximately .8% of the outstanding shares.

For certain information concerning business relationships and transactions between Republic Corporation, its subsidiaries and affiliates and certain nominees, see "Transactions with Management and Related Persons" below.

Section 16 Filings. All Forms 3, 4 and 5 were filed in a timely fashion and in compliance with the applicable securities laws and regulatory requirements, with the exception of the Form 4 filed in February 1996 by Ernest Ginsberg for the non-exempt portion of the sale of shares received upon exercise of stock options in November 1995, and the Form 3 filed in February 1996 by a trust controlled by Vito S. Portera to report the acquisition of shares Mr. Portera received upon the exercise of stock options in December 1995.


                             Directors' Committees

The Board of Directors of Republic Corporation has established Audit, Community Reinvestment Act, Credit Review, Employee Compensation and Benefits, Executive, Finance, Investment, Nominating, Public Responsibility and Risk Assessment Committees.

The Audit Committee of the Board of Directors of Republic Corporation, consisting of Peter Kimmelman, Leonard Lieberman, William C. MacMillen, Jr. (Chairman), Janet L. Norwood and William P. Rogers, recommends the selection of the independent auditors, reviews the plan for the current year's audit and the results of the prior year's audit, approves the non-audit professional services provided by such auditors, and reviews and supervises the scope and adequacy of Republic Corporation's internal audit and internal accounting controls. No member of the Committee is an officer or employee of Republic Corporation. During 1995, the Audit Committee held six meetings and took action twice by Unanimous Written Consent.

The Community Reinvestment Act Committee, consisting of Martin F. Mertz, James
L. Morice (Chairman), John A. Pancetti, Walter H. Weiner and Peter White, is responsible for, and coordinates at the holding company level, the Community Reinvestment Act activities of Republic Bank, including the review and supervision of Republic Corporation's compliance with the respective Community Reinvestment Acts of the federal government and the State of New York. During 1995, the Community Reinvestment Act Committee held nine meetings.

The Credit Review Committee, consisting of Peter Kimmelman (Chairman), Leonard Lieberman, William C. MacMillen, Jr., E. Daniel Morris, Janet L. Norwood, John
A. Pancetti, Walter H. Weiner and Peter White, reviews and monitors Republic Corporation's Credit Policy Statement and the net debit cap levels. During 1995, the Credit Review Committee held eight meetings.

The Employee Compensation and Benefits Committee, composed of three outside directors, Peter Kimmelman, Leonard Lieberman and James L. Morice (Chairman), oversees the compensation for officers and employees of Republic Corporation and its subsidiaries. The Committee considers and recommends to the Board of Directors compensation plans and benefit programs in which officers and employees of Republic Corporation and its subsidiaries are eligible to participate and administers such plans and programs, with the authority to grant any awards or benefits thereunder. During 1995, the Employee Compensation and Benefits Committee held thirteen meetings.

The Executive Committee, consisting of Jeffrey C. Keil, Peter Kimmelman, William
C. MacMillen, Jr., Peter J. Mansbach (Chairman), Dov C. Schlein and Walter H. Weiner, meets, when necessary, between meetings of the Board of Directors with the authority to exercise all the powers of the Board of Directors to the extent permitted by law and Republic Corporation's By-Laws. During 1995, the Executive Committee held five meetings and took action six times by Unanimous Written Consent.

The Finance Committee, consisting of Jeffrey C. Keil (Chairman), E. Daniel Morris, Dov C. Schlein and Walter H. Weiner, is charged with monitoring the capital adequacy of Republic Corporation and developing and supervising programs to fund the capital requirements of Republic Corporation and its subsidiaries and recommending to the Board of Directors the means necessary to carry out such programs. Pursuant to delegated authority from the Board of Directors, the Finance Committee establishes the price and related terms of certain securities publicly offered by Republic Corporation. During 1995, the Finance Committee did not hold any meetings but instead took action once by Unanimous Written Consent.

The Investment Committee, consisting of Peter Kimmelman, Leonard Lieberman (Chairman), E. Daniel Morris, Janet L. Norwood and John A. Pancetti, and Messrs. Hasson and Keil as ex-officio members, authorizes and supervises Republic Corporation's investments in securities and other property. During 1995, the Investment Committee held ten meetings.

The Nominating Committee consists of E. Daniel Morris, Dov C. Schlein and Walter
H. Weiner (Chairman). Its principal function is to consider and propose to the Board of Directors a slate of nominees for election to the Board of Directors each year at the Annual Meeting of Stockholders. Such Committee will consider candidates suggested by stockholders by a letter directed to the Corporate Secretary of Republic Corporation. The Nominating Committee acted by consent in February 1996 to recommend the slate of nominees presented to the 1996 Annual Meeting of Stockholders.

The Public Responsibility Committee consists of Ernest Ginsberg, Leonard Lieberman, William P. Rogers (Chairman), and Walter H. Weiner. This Committee assists Republic Corporation in endeavoring to maintain the highest legal and ethical standards as well as assists in evaluating other aspects of Republic Corporation's activities and proposed activities in relation to its overall public responsibility and public image. During 1995, the Public Responsibility Committee held three meetings.

The Risk Assessment Committee consists of Peter Kimmelman, Leonard Lieberman, William C. MacMillen, Jr., E. Daniel Morris, Janet L. Norwood (Chairwoman) and William P. Rogers, with Messrs. Portera, Schlein and Weiner as ex-officio members. The Committee, established in July 1993, was created to identify, measure and monitor risk relating to all activities of, and products offered by, Republic Corporation, including evaluating the methodology employed by management in determining the nature of risk inherent in a particular activity or product. During 1995, the Risk Assessment Committee held ten meetings.

During 1995, Republic Corporation's Board of Directors held six meetings. With the exception of Mr. Andersen and Mr. Rogers, each director attended 75 percent or more of the aggregate number of meetings held during 1995 of the Board of Directors of Republic Corporation and the committees thereof, if any, on which he or she served.

                  Compensation of Directors and Executive Officers

                               Directors Compensation

Directors of Republic Corporation who are also officers of Republic Corporation or any of its subsidiaries do not receive compensation for their services as directors.

Other directors of Republic Corporation, who are not officers of Republic Corporation or any of its subsidiaries and who are not otherwise compensated through additional arrangements with any such entities, generally are paid a quarterly retainer of $1,500 to attend directors' meetings of Republic Corporation and $500 for each meeting they attend of the Board and $400 for each meeting they attend of a committee of the Board of which they are a member (except that the Chairman of a committee receives an attendance fee of $750). Other directors of Republic Corporation, who are not officers of Republic Corporation or any of its subsidiaries and who are otherwise compensated through additional arrangements with any such entities, generally are paid a quarterly retainer of $800 to attend directors' meetings of Republic Corporation and $300 for each meeting they attend of the Board and $250 for each meeting they attend of a committee of the Board of which they are a member (except that the Chairman of a committee receives an attendance fee of $400).

For the fiscal year ended December 31, 1995, directors of Republic Corporation who were not officers received retainer and meeting fees from Republic Corporation aggregating $107,700. In addition, in connection with services provided as a director, consulting fees were paid in 1995 to Janet L. Norwood in the amount of $50,000 and Peter White in the amount of $58,700.

In lieu of directors' fees, William P. Rogers received an aggregate of $150,000 for the fiscal year ended December 31, 1995 as compensation for serving as a director of Republic Corporation as well as for serving as a director of and a senior consultant to Republic Bank.

                           Executive Compensation

Compensation Committee Report

Responsibilities and Composition of the Committee. The Employee Compensation and Benefits Committee of the Board of Directors of Republic Corporation (the "Compensation Committee") reviews and approves the compensation levels for Republic Corporation's executive officers and oversees and administers Republic Corporation's compensation and benefits programs. All the members of the Compensation Committee are independent, non-employee directors who are not eligible to participate in the programs that the Committee oversees. The following report describes the actions of the Committee regarding compensation paid to the Chief Executive Officer and the named executive officers for 1995.

Compensation Policies and Strategy. The main components of total compensation for Republic Corporation's executive officers are base salary and annual incentive awards. A portion of the annual incentive awards may be awarded in the form of restricted stock. Republic Corporation has a policy of maintaining base salaries for executive officers at a constant level and using annual incentive awards to reflect each executive officer's contribution to Republic
Corporation's performance. A factor in determining total executive officer compensation in recent years has been Republic Corporation's increased efforts to improve operating efficiencies and reduce expenses.

Republic Corporation established a practice of linking executive compensation to corporate performance long before the current widespread application of the concept. Since 1980, when Walter H. Weiner became Chief Executive Officer, Republic Corporation has developed an overall compensation strategy that provides for the determination of a significant portion of executive officer compensation in relation to Republic Corporation's performance as measured by the increase in its fully diluted earnings per common share ("earnings per share") for the year over a base year of 1979, adjusted for stock splits. This strategy has been incorporated into the awards granted to the Chief Executive Officer and the named executive officers under the 1994 Performance Based Incentive Compensation Plan (the "Performance Based Plan"), discussed below. The Compensation Committee believes that an increase in earnings per share is a more accurate measure of executive performance than an increase in cumulative total shareholder return (see the stock performance graphs on pages 16 and 18 of this Proxy Statement). Management has a more direct impact on earnings, by being able to increase productivity and control expenses, than it does on shareholder return, which is also subject to changes in market conditions that are beyond management's control.

During 1995, Republic Corporation launched an intensive corporate-wide review of its operations, called "Project Excellence Plus", to strengthen its customer focus and to improve productivity and operating efficiency. The implementation phase of this Project began in the second quarter of 1995, when a one-time restructuring charge was taken which contributed to reduced earnings per share for the year. For executive officers and management, in general, this resulted in lower cash incentive awards for 1995 as compared to 1994. Also, at the time of the implementation of such Project, the Chief Executive Officer and the named executive officers each voluntarily reduced their annual base salaries by $20,000.

Stock Performance Graphs. The five-year comparative stock performance graph on page 16 is included as required by Securities and Exchange Commission rules. As explained in the preceding section, the Compensation Committee believes that executive compensation should be related to earnings per share rather than to cumulative total return, and that cumulative total return over five years is not necessarily a meaningful indicator of management's performance.

Because Republic Corporation's compensation policies are designed to encourage executive officers to manage for the long-term rather than the short-term, the Compensation Committee's view is that the graph on page 18 of the twenty-five year comparative stock performance presents a more meaningful picture of the relationship between Republic Corporation's management philosophy and its stock's market performance than does the five-year graph.

Performance Based Plan. As noted above, Republic Corporation's established strategy of linking a significant portion of executive officer compensation to the increase in its earnings per share was incorporated into the Performance Based Plan. The Performance Based Plan was adopted by the Board of Directors and approved by the stockholders in 1994 and complies with Section 162(m) of the Internal Revenue Code governing the deductibility of annual executive officer compensation in excess of $1 million. In addition to adopting the Plan, Republic Corporation has entered into agreements with its executive officers to defer future annual compensation in excess of the $1 million limitation, should it become necessary to do so.

Prior to the beginning of each Plan Year, the Compensation Committee considers awards for the Chief Executive Officer and the other executive officers. The Committee determines who will participate in the Plan for the upcoming year, the Base Year (which may not be prior to 1979) and the notional number of shares ("Award Multiple") of Republic Corporation's Common Stock to be used solely for the purpose of calculating the maximum amount payable to each participant ("Award"). Following the completion of the Plan Year, the maximum amount payable to each participant is determined by multiplying (i) the amount by which the earnings per share for the Plan Year (adjusted to eliminate the effect of amounts paid or accrued with respect to any Award) exceeds the earnings per share for the Base Year (adjusted as is necessary to preserve inter-period comparability between earnings per share for the Base Year and the Plan Year for any Award), by (ii) the Award Multiple for each participant. The Committee has the discretion to reduce the amount payable pursuant to such Awards and to distribute a portion of the final amount payable in the form of Restricted Stock.

Chief Executive Officer's Compensation for 1995. Since becoming Chief Executive Officer of Republic Corporation in January 1980, Mr. Weiner's base salary has not been increased and his annual bonus has been related to the amount by which the earnings per share for the year exceeds the earnings per share for the base year of 1979, multiplied by an attributed notional amount of shares used solely for the purpose of calculating Mr. Weiner's bonus. This method of determining Mr. Weiner's annual bonus was originally based on certain provisions that existed in his employment agreement, which expired by its terms on December 31, 1989. For 1995, the Compensation Committee granted Mr. Weiner an award under the Performance Based Plan which effectively continued this arrangement. Pursuant to such award, Mr. Weiner was eligible to receive a performance-based bonus determined by multiplying $3.37 (the amount by which the earnings per share for 1995 exceeded the earnings per share in 1979, as adjusted pursuant to the Performance Based Plan) by 236,250 (the notional amount of shares awarded by the Committee). This notional amount of shares is based on the amount that was used in the formula under Mr. Weiner's original employment agreement and reflects all stock splits since the 1979 base year.

For 1995, the Compensation Committee took into account Republic Corporation's continuing efforts to control expenses in certifying Mr. Weiner's bonus pursuant to the Performance Based Plan in the amount of $755,000, which was less than the amount called for by the Plan formula.

In considering Mr. Weiner's performance in 1995, the Compensation Committee also awarded him 3,000 shares of Restricted Stock pursuant to the terms of the Corporation's 1995 Long Term Incentive Stock Plan. The decision to grant these shares was based on the Committee's subjective evaluation of Mr. Weiner's contribution toward Republic Corporation's success in improving operating efficiencies, reducing expenses and taking advantage of appropriate business opportunities in 1995. Because of Republic Corporation's continuing efforts to control expenses, the amount of shares awarded to Mr. Weiner for 1995 was less than the amount awarded to him for 1994.

Named Executive Officers' Compensation for 1995. The Performance Based Plan also provides for the determination of the maximum amount of the performance-based bonus compensation of the named executive officers. By using the increase in earnings per share as the basis of determining this portion of the incentive compensation for such executive officers, Republic Corporation is giving recognition to the fact that the management is shared by the Chief Executive Officer and the named executive officers as a team and, therefore, the performance of Republic Corporation, as measured by the increase in earnings per share, reflects the joint efforts of the group. Accordingly, each executive officer's award under the Performance Based Plan reflects such officer's responsibilities in relation to those of the Chief Executive
Officer and to the overall management of Republic Corporation.

For 1995, the Compensation Committee set a different Award Multiple for each of the named executive officers which took into consideration each such relationship, which was then multiplied by the increase in earnings per share in 1995 over the base year established by the Committee (i.e., 1979) to determine the maximum amount payable to each such officer pursuant to the Plan. The final bonus payments which the Compensation Committee certified for such executive officers for 1995 pursuant to the Performance Based Plan resulted in an overall reduction from the amounts called for by the Plan formula.

The Committee considered the recommendations of the Chief Executive Officer in deciding to grant supplemental cash bonuses to Messrs. Keil and Portera and to award shares of Restricted Stock to Messrs. Keil and Schlein pursuant to the 1995 Long Term Incentive Stock Plan. The decision to grant such awards was based on the subjective evaluation by the Chief Executive Officer and the Compensation Committee of such officers' individual performances in 1995. Because of Republic Corporation's continuing efforts to control expenses, the amount of shares awarded to Messrs. Keil and Schlein for 1995 was less than the amounts awarded to them for 1994.

Conclusion. Through the programs described above, a significant portion of Republic Corporation's executive officer compensation is based on corporate performance and an evaluation of the results of each officer's individual performance. For 1995, approximately 75% of the compensation of the Chief Executive Officer and the other named executive officers consisted of these variable performance-related elements. The Compensation Committee intends to continue its policy of relating executive compensation to corporate performance, as measured by the increase in earnings per share, as well as to individual performance.

Taking into account Republic Corporation's continuing efforts to control expenses, the Compensation Committee determined that it was appropriate that Mr. Weiner's and the other executive officers' total compensation be decreased for 1995 compared to 1994 levels. Thus, while earnings per share decreased by approximately 18% in 1995, primarily due to the one-time charge taken against earnings in the second quarter in connection with Project Excellence Plus, Mr. Weiner's total compensation for 1995 decreased approximately 24% from 1994 levels and the other named executive officers' aggregate total compensation for 1995 decreased approximately 23% from 1994 levels. A portion of such decrease in total compensation for 1995 is attributable to the above-mentioned voluntary salary reductions of $20,000 taken on an annualized basis by the Chief Executive Officer and each of the named executive officers.

                                                  JAMES L. MORICE, Chairman
                                                  PETER KIMMELMAN
                                                  LEONARD LIEBERMAN

Summary Compensation Table


The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of Republic Corporation.

                                                                                Long Term
                                              Annual Compensation              Compensation

                                                                            Restricted Stock        All Other
Name and Principal Position      Year        Salary ($)<F1>Bonus($)       Awards ($)<F2><F3><F4>  Compensation ($)<F5>
---------------------------      ----        ----------   ---------          ------------------    ------------------

Walter H. Weiner                 1995         207,673      755,000                176,250            5,725
  Chairman of the Board and      1994         220,750    1,035,000                240,625            7,763
    Chief Executive Officer of   1993         220,750    1,255,000                239,375            7,763
    Republic Corporation and
    of Republic Bank

Jeffrey C. Keil                  1995         206,923      755,000                176,250            5,725
  President of Republic Cor-     1994         220,000    1,035,000                240,625            7,763
    poration and Vice Chair-     1993         220,000    1,388,000                239,375            7,763
    man of the Board of
    Republic Bank

Dov C. Schlein                   1995         186,923      570,000                135,125            5,725
  Vice Chairman of Republic      1994         200,000      730,000                240,625            7,763
    Corporation and President    1993         200,000      850,000                239,375            7,763
    of Republic Bank

Cyril S. Dwek                    1995         236,923      515,000                -------            5,725
  Vice Chairman of Republic      1994         250,000      700,000                -------            7,763
     Corporation and Vice        1993         200,000      775,000                -------            7,763
     Chairman of the Board
     of Republic Bank

Vito S. Portera                  1995         286,923      465,000                -------            5,725
   Vice Chairman of Republic     1994         300,000      450,000                192,500            7,763
      Corporation and Vice       1993         300,000      550,000                191,500            7,763
      Chairman of the Boards
      of Republic Bank and,
      formerly, of RBS

-----------------------

<F1> The amounts of base salary represent the dollar value earned by the named executive officers during the last three fiscal years. During the second quarter of 1995, voluntary salary reductions at an annual rate of $20,000 each were taken by such officers.

                                             (footnotes continued on next page)

                                     12

(footnotes continued from previous page)

<F2> Awards of restricted stock for performance in 1995 were made, on March 20,
     1996, pursuant to the terms of Republic Corporation's 1995 Long Term Incentive Stock Plan to Mr. Weiner (3,000 restricted shares), Mr. Keil (3,000 restricted shares) and Mr. Schlein (2,300 restricted shares). Awards of restricted stock for performance in 1993 and 1994 were made, on May 17, 1994 and March 6, 1995, respectively, pursuant to the terms of Republic Corporation's 1985 Restricted Stock Plan to Messrs. Weiner, Keil, Schlein and Portera. For 1994, a portion of Mr. Schlein's and Mr. Portera's restricted stock award constituted part of their Performance Based Plan compensation for such year. The value of each restricted stock award was calculated by multiplying the closing market price of Republic Corporation's Common Stock on the date of the award by the number of shares awarded.

<F3> As of December 31, 1995, Mr. Weiner owned an aggregate of 15,000 restricted shares (5,000 of which were awarded for 1994 performance and 5,000 of which were awarded for 1993 performance), Mr. Keil owned an aggregate of 10,000 restricted shares (5,000 of which were awarded for 1994 performance and 5,000 of which were awarded for 1993 performance), Mr. Schlein owned an aggregate of 19,500 restricted shares (including 5,000 shares awarded for 1994 performance and 5,000 shares awarded for 1993 performance), and Mr. Portera owned an aggregate of 15,000 restricted (of which 4,000 shares were awarded for 1994 performance and 4,000 shares were awarded for 1993 performance). At December 31, 1995, such shares of restricted stock held by Messrs. Weiner, Keil, Schlein and Portera had an aggregate value of $931,875, $621,250, $1,211,438, and $931,875, respectively.

<F4> Pursuant to the terms of Republic Corporation's 1985 Restricted Stock Plan, which expired as of December 31, 1995, participants in such Plan received all dividends paid on their shares of restricted stock or were given the option by the Compensation Committee to elect to receive additional restricted shares in lieu of such dividend payments. Under the 1995 Long Term Incentive Stock Plan, participants will continue to receive all dividends paid on their restricted shares, or may be given the option by the Compensation Committee to elect to receive additional restricted shares in lieu of such dividend payments.

<F5> The compensation reported represents the amount of the annual company allocations under the Profit Sharing and Savings Plan. Each executive officer is fully vested in such amounts under the Plan.


Aggregate Fiscal Year-End Option Values

The following table sets forth the value of any options exercised during 1995, and unexercised options held, by executive officers named in the Summary Compensation Table at December 31, 1995:

                                                                   Number of Securities          Value of Unexercised
                                                                 Underlying Unexercised          In-the-Money Options
                                                              Options at Fiscal Year End (#)     at Fiscal Year End ($)
                             Shares Acquired      Value
          Name               on Exercise (#)    Realized ($)*    Exercisable/Unexercisable      Exercisable/Unexercisable

     Dov C. Schlein              22,500        $  845,616                -0-   -0-                      -0-   -0-
     Vito S. Portera             11,250           438,671                -0-   -0-                      -0-   -0-

---------------------

* Such options were granted at the market price on January 15, 1986 (the date of grant) pursuant to Republic Corporation's 1985 Incentive Stock Option Plan and 1985 Stock Option Plan. They became exercisable on January 15, 1991 and ceased to be exercisable as to all or any part thereof on January 15, 1996.

Pension Plan


The following table sets forth the estimated annual benefits payable upon retirement at age 65 in 1996 pursuant to Republic Bank's Retirement Plan (which is a defined benefit plan) in relation to specified classifications of average base salary for the highest paid five consecutive years during the last ten years of employment (excluding bonuses, overtime and other adjustments to base salary) and years of creditable service:

Average Annual Salary
for Five Highest Paid                                          Years of Service
  Consecutive Years
During Last Ten Years                      15*<F1>     20*<F1>        25*<F1>       30*<F1>       35*<F1>

 $125,000 . . . . . . . . . . . . .    $ 29,807    $ 39,742       $ 49,678      $ 59,614       $ 62,739
  150,000 . . . . . . . . . . . . .      36,182      48,242         60,303        72,364         76,114
  175,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  200,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  225,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  250,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  300,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  400,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  450,000 ** <F2>  . . . . . . . .       36,182      48,242         60,303        72,364         76,114
  500,000 ** <F2>  . . . . . . . .       36,182      48,242         60,030        72,364         76,114
-----------

<F1>*  During 1996, the maximum annual benefit as a result of the Tax Reform Act of 1986 is $120,000.
<F2>** These figures have been limited by the annual compensation cap of $150,000 in 1996 resulting from the
       Omnibus Budget and Reconciliation Act of 1993.

The amounts in the foregoing table do not reflect various survivorship options which participants may elect under the Retirement Plan and, depending on the survivorship arrangement chosen, such amounts could be substantially reduced.

The following table presents (a) the credited years of service pursuant to the Retirement Plan and (b) the current remuneration covered by the Plan (i.e., base salary) for each of the five most highly compensated executive officers of Republic Corporation.

                                          Credited Years       Covered By
               Name                         of Service     Retirement Plan (1)

        Walter H. Weiner . . .  . . . . .      16               $200,750
        Jeffrey C. Keil . . .  . . . . .       21                200,000
        Dov C. Schlein . . .  . . . . . .      19                180,000
        Cyril S. Dwek . . . . . . . . . .      30                230,000
        Vito S. Portera . . . . . . . . .      27                280,000

(1)  Such amounts are subject to an annual compensation cap of $150,000 for 1996 in accordance with the Omnibus
     Budget and Reconciliation Act of 1993.

Benefits under the Retirement Plan are based on the participant's base salary (which does not include bonuses, expense allowances, profit sharing contributions, fees, overtime and other special payments) and length of employment. The Retirement Plan provides that, in general, the normal benefit to which a participant is entitled at or after age 65 or after completion of at least 30 years of service is an annual amount equal to 1.2% of average annual compensation (as defined) up to covered compensation (as defined) plus 1.7% of average annual compensation in excess of covered compensation, times years of service up to 30, plus .5% of average annual compensation times the number of years of service in excess of 30 years of service. For purposes of the Plan, average annual compensation means the participant's average compensation during the participant's highest paid five consecutive years of employment during the participant's last ten years of employment and covered compensation means the average of the Social Security wage bases for the 35 years ending with the participant's Social Security retirement age (which is between ages 65 and 67 depending on the year the participant was born). For example, the covered compensation amount for a participant attaining age 65 in 1996 is $27,576.



Employment Agreements

Vito S. Portera, a director and executive officer of Republic Corporation, has an employment agreement with Republic Corporation and Republic Bank dated as of May 27, 1988, as amended March 7, 1989. The agreement provides for a base annual salary of $300,000 ($100,000 of which is for Mr. Portera's continuing service as Chairman of the Board of Republic International Bank of New York (Miami), Republic Bank's Miami, Florida Edge Act subsidiary) and an annual bonus of not less than $200,000. For the fiscal year ended December 31, 1995, Mr. Portera received a cash bonus of $465,000 (which amount is included in the Summary Compensation Table above). At the time he entered into his agreement, Mr. Portera received a twenty-three year residential first mortgage loan from Republic Corporation to finance the purchase of his relocated residence in New York State in the amount of $1,000,000 at an annual interest rate of 10% with principal payments commencing in the ninth year. As of December 31, 1995, the outstanding principal amount of Mr. Portera's mortgage had been reduced to $482,025. Also, effective February 1994, Republic Corporation and Mr. Portera agreed to a modification of the rate payable on the mortgage to 6.125%, adjustable every three years until maturity on May 1, 2023.

Mr. Portera's agreement provides that its term will be automatically extended for three successive annual terms unless (i) Republic Corporation and Republic Bank elect not to extend Mr. Portera's employment for a successive term upon at least one year's written notice given prior to the commencement of such successive annual term or (ii) Mr. Portera elects not to extend his employment for a successive term upon at least six months' written notice given prior to the commencement of such successive annual term. In accordance with such provision, the term of Mr. Portera's agreement has been extended until December 31, 1996.

Five-Year Comparative Stock Performance

The following graph compares the cumulative total shareholder return on the Common Stock of Republic Corporation for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Money Center Bank Index over the same period (assuming the investment of $100 in the Common Stock of Republic Corporation, the S&P 500 and the S&P Money Center Banks on December 31, 1990, and reinvestment of all dividends).

[GRAPH - Comparison of Five-Year Cumulative Total Return Among Republic
New York Corporation, S&P 500 Stock Index and S&P Money Center Banks Index - has been omitted. The information set forth in such graph is found in the table "Comparison of Five-Year Cumulative Total Return..." below.]

Comparison of Five-Year Cumulative Total Return
Among Republic New York Corporation, S&P 500 Stock Index and S&P
Money Center Banks Index

 Measurement Period             Republic Corporation                                 S&P Money Center Banks
(Fiscal Year Covered)         (formerly Republic Bank)     S&P 500 Index             (formerly S&P Banks NYC)
 Measurement Point:
     12/31/90                       $  100                    $  100                      $  100

 FYE 12/31/91                          146                       130                         146
 FYE 12/31/92                          149                       140                         198
 FYE 12/31/93                          151                       154                         244
 FYE 12/31/94                          151                       156                         238
 FYE 12/31/95                          212                       214                         387

Twenty-Five Year Comparative Stock Performance


Generally, Republic Corporation's Common Stock is viewed as a long-term investment. The following table of the values at the relevant year end accompanies the graph on the next page to provide a comparison of the cumulative total shareholder return on the Common Stock of Republic Corporation, since its issuance in July 1974 (when Republic Corporation became the holding company for Republic Bank) and prior thereto on the Common Stock of Republic Bank, since 1970, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Money Center Bank Index (the Standard & Poor's Banks New York City Index prior to April 1987) over the same period (assuming the investment of $100 in the Common Stock of Republic Corporation's predecessor, Republic Bank, the S&P 500 and the S&P Money Center Banks' predecessor, the S&P Banks New York City, on December 31, 1970, and reinvestment of all dividends as indicated below the graph).

   Measurement Period              Republic Corporation                                  S&P Money Center Banks
   (Fiscal Year Covered)         (formerly Republic Bank)     S&P 500 Index             (formerly S&P Banks NYC)
   Measurement Point:
         12/31/70                     $   100                   $   100                      $   100

   FYE   12/31/71                         102                       114                          113
   FYE   12/31/72                         187                       136                          147
   FYE   12/31/73                         107                       116                          166
   FYE   12/31/74                          66                        86                          112
   FYE   12/31/75                          74                       118                          123
   FYE   12/31/76                         109                       145                          146
   FYE   12/31/77                         109                       135                          121
   FYE   12/31/78                         152                       144                          131
   FYE   12/31/79                         176                       170                          147
   FYE   12/31/80                         434                       225                          176
   FYE   12/31/81                         556                       214                          202
   FYE   12/31/82                         583                       260                          252
   FYE   12/31/83                         581                       318                          282
   FYE   12/31/84                         657                       338                          329
   FYE   12/31/85                         875                       443                          483
   FYE   12/31/86                       1,514                       525                          560
   FYE   12/31/87                       1,201                       553                          412
   FYE   12/31/88                       1,189                       644                          544
   FYE   12/31/89                       1,461                       845                          667
   FYE   12/31/90                       1,451                       820                          460
   FYE   12/31/91                       2,104                     1,067                          672
   FYE   12/31/92                       2,160                     1,148                          913
   FYE   12/31/93                       2,196                     1,262                        1,123
   FYE   12/31/94                       2,188                     1,279                        1,096

   FYE   12/31/95                       3,076                     1,755                        1,781

[GRAPH - Comparison of Twenty-Five Year Cumulative Total Return Among Republic New York Corporation, S&P 500 Stock Index and S&P Money Center Banks Index - has been omitted. The information set forth in such graph is found in the table "Comparison of Twenty-Five Year Cumulative Total Return..." above.]

                     Transactions with Management
                      and Related Persons

During 1995, certain directors and executive officers of Republic Corporation or persons related to them were customers of, and had transactions with, Republic Corporation and its subsidiaries, including Republic Bank and RBS, in the ordinary course of business; additional transactions may be expected to take place in the ordinary course of business in the future. In most cases, all such outstanding loans and commitments were made upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risks of collectibility or present other unfavorable features. In addition, Republic Corporation carries mortgage loans made to three executive officers (all of whom are also directors of Republic Corporation), outstanding in the aggregate principal amount of $2,808,783 as of December 31, 1995. Such loans were made at more favorable effective rates, including the waiver of "points", than were available to customers of Republic Bank and RBS generally, although no more favorable than the terms available to other employees of Republic Corporation and its subsidiaries who are not executive officers.

Safra Republic Holdings S.A. ("Safra Republic"), a Luxembourg holding company established by Republic Corporation in 1988, owns five European banks; its stock is held, as of December 31, 1995, by Republic Bank (49.2%), by Saban S.A. ("Saban"), a Panamanian corporation wholly-owned by Edmond J. Safra (20.9%), and by international investors (29.9%). Safra Republic and Republic Bank, although independently managed, cooperate closely and have formulated their policies based on certain common principles. Each of Safra Republic's banks and Republic Bank also acts as principal correspondent bank to each other's respective locations around the world. At December 31, 1995, Safra Republic had total assets of $15.7 billion, total deposits of $11.3 billion and total stockholders' equity of approximately $1.5 billion.

In addition, Republic National Bank of New York (Suisse) S.A. ("RNB Suisse"), the Geneva-based banking subsidiary of Safra Republic and an affiliate of Republic Bank, leases office space in various locations in Geneva, Switzerland for use in its banking business from Edmond J. Safra and several real estate companies owned by Mr. Safra. Such transactions involved aggregate rental payments for 1995 of approximately $9,130,000. The rents pursuant to all such leases are based on independent appraisals of the fair rental value of such properties. Such transactions were conducted in the normal course of business on substantially the same terms as those prevailing for comparable transactions with other persons and do not involve more than the normal risk of collectibility nor present other unfavorable features.

Messrs. Dwek, Keil and Weiner, who are directors and executive officers of Republic Corporation and Republic Bank, are also directors of Safra Republic. Accordingly, situations will arise from time to time in which potential conflicts of interest could arise for such persons. In addition, the nature of the businesses of Safra Republic's banks and Republic Bank is such that competing interests among such companies may also arise with respect to, among other things, areas of business in which such companies compete, business dealings among such companies, the election of directors, issuances of capital stock, declaration of dividends and similar corporate matters, corporate opportunities in which such companies have an interest and other matters involving the use of Republic Bank's trade name and trademarks and Republic Bank's legal and regulatory status.

There are no agreements or arrangements that restrict or otherwise govern competition between the two organizations in markets where both are entitled or wish to act, nor is either of them obligated to advise the other of particular business opportunities. All business transactions between Safra Republic's banks and Republic Bank are conducted on an arm's-length basis, and it is their intention to resolve all such conflicts described above consistent with each organization's responsibilities to its shareholders.

As of December 31, 1995, approximately 27.1% of Republic Corporation's Common Stock was beneficially owned, through three wholly-owned corporations, by Edmond
J. Safra. See "Ownership of Voting Securities -- Certain Beneficial Owners" below. Mr. Safra, in addition to being the principal stockholder of Republic Corporation, is Honorary Chairman of the Boards of Directors of Republic Corporation and Republic Bank. Mr. Safra is also Chairman of the Board of Safra Republic and of RNB Suisse. As Chairman of the Board of RNB Suisse, Mr. Safra earned approximately $866,000 during 1995 for services performed for RNB Suisse. The advice of Mr. Safra, as Republic Corporation's principal stockholder, is often sought by Republic Corporation with respect to major policy decisions and other significant matters.

In addition, Republic Corporation and its subsidiaries, principally Republic Bank and its subsidiaries, have a broad range of business relationships with Banco Safra, a Brazilian banking corporation, and its United States national bank subsidiary, Safra National Bank of New York, and Banque Safra-Luxembourg S.A., a Luxembourg banking corporation, all of which are associated through family members with Edmond J. Safra. Such relationships include credit transactions, deposit relationships, foreign exchange dealings, precious metals dealings, and securities clearing transactions and custodial services. Such transactions have been conducted in the normal course of Republic Corporation's business on substantially the same terms as those prevailing for comparable transactions with other customers or suppliers and have not involved more than normal risks of collectibility or any other unfavorable features.


Richard A. Kraemer, a nominee for director of Republic Corporation, has an employment agreement with Republic Corporation entered into in connection with Republic Corporation's acquisition of Brooklyn Bancorp, Inc., pursuant to which he has been appointed Vice Chairman of the Board of Republic Bank and will be appointed Vice Chairman of Republic Corporation. The agreement provides for an employment period of three years, commencing February 29, 1996, a base annual salary of $200,000 and an annual bonus of at least $450,000 per year (prorated in case of any partial fiscal year during the employment period). Mr. Kraemer will be entitled to the usual employee benefits, including participation in all incentive, savings and retirement plans, as well as additional personal benefits commensurate with his position, including the use of an automobile and club memberships. The agreement may be terminated upon thirty days' notice by either party. If Mr. Kraemer terminates his employment on or prior to the first anniversary of his employment, Republic Corporation will have no obligation to pay further salary or bonus subsequent to termination; however, if the agreement is terminated by Republic Corporation at any time during the employment period, or by either party after the first anniversary date, Republic Corporation will continue to pay Mr. Kraemer his base salary and bonus, together with any employee benefits to which Mr. Kraemer would otherwise be entitled but for the termination, through the end of the employment period.

                    Ownership of Voting Securities


                      Certain Beneficial Owners

Set forth below is certain information as of December 31, 1995 as to the persons who own beneficially, or are known by Republic Corporation to own beneficially, more than five percent of the outstanding Common Stock of Republic Corporation.

                                        Amount and Nature        Percent
Name and Address                    of Beneficial Ownership      of Class

Edmond J. Safra . . . . .                15,258,812 (a)<F1>       27.1 %
2, Place du Lac
Geneva, Switzerland

Travelers Group Inc. . . . . .            3,021,103 (b)<F2>        5.4 %
388 Greenwich Street
New York, NY  10013
-------------------

<F1> Mr. Safra is the principal stockholder of Republic Corporation through his ownership of all the outstanding shares of Saban, which owns 15,229,036 shares of Republic Corporation (including 14,699,958 shares through its wholly-owned subsidiary, RNYC Holdings Limited, a Gibraltar bank holding company), and of another corporation which owns 29,776 shares of Republic Corporation.

     On October 28, 1994, Mr. Safra, through Saban and RNYC Holdings Limited, received approval from the Board of Governors of the Federal Reserve System to acquire up to two million additional shares of Republic Corporation Common Stock, which approval, as extended, lapses on April 28, 1996, unless further extended. If the remaining 1,730,400 shares of Common Stock covered by the approval were acquired, Mr. Safra would increase his ownership to approximately 30.2% of the Corporation's outstanding Common Stock. Mr. Safra has acquired no additional shares since December 31, 1995.

<F2> The Travelers Group Inc., and various of its direct and indirect subsidiaries (including but not limited to Smith Barney Holdings Inc.) beneficially own such shares of Republic Corporation in their fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale.

                            Management

Information concerning the beneficial ownership of Republic Corporation's Common Stock by each director is set forth in the table under "Election of Directors" above. The following table shows, as of December 31, 1995, the beneficial ownership of Republic Corporation's Common Stock by all directors and executive officers of Republic Corporation as a group.


                                        Amount and Nature            Percent
                                     of Beneficial Ownership        of Class

All directors and executive
officers as a group (26 persons) .  .        575,823 shs.              1.0%

                       APPROVAL OF SELECTION OF AUDITORS


The Board of Directors considers it appropriate to submit for approval by the stockholders its selection of KPMG Peat Marwick LLP, as auditors of the financial statements of Republic Corporation for the current fiscal year. KPMG Peat Marwick LLP, independent certified public accountants, have examined the financial statements of Republic Corporation since it commenced operations in 1974. Such firm has also examined the financial statements of Republic Bank since 1966 and of RBS from 1987 through 1995.

The appointment of the firm was recommended to the Board of Directors of Republic Corporation by its Audit Committee. No member of the Audit Committee is an officer or employee of Republic Corporation. A representative of the firm will be present at the meeting to make a statement, if he desires to do so, and to respond to appropriate questions by stockholders.

The Board of Directors recommends a vote FOR the approval of the selection of auditors.


                           MISCELLANEOUS

                           Other Matters

As of the date hereof, Republic Corporation has not been informed of any matters to be presented by or on behalf of Republic Corporation or its Board of Directors for action at the meeting other than those listed in the notice of meeting and referred to herein. If any other matters come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                      Stockholders' Proposals

If any stockholder intends to present a proposal for inclusion in the proxy material for the 1997 Annual Meeting, such stockholder's proposal must be received by November 22, 1996 at Republic Corporation's executive offices at 452 Fifth Avenue, New York, New York 10018, Attention: the Corporate Secretary. The submission must also meet the other requirements of Rule 14a-8 of the Securities and Exchange Commission applicable to stockholder proposals.

                      Solicitation of Proxies

The cost of solicitation of proxies will be borne by Republic Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxies. Directors, officers and regular employees of Republic Corporation and Republic Bank may also solicit proxies by such methods without additional remuneration therefor. Republic Corporation will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for expenses in forwarding proxy solicitation material to their principals.

                             General

Only stockholders of record at the close of business on March 13, 1996 will be entitled to notice of and to vote at the meeting. Stockholders are urged to mark, date and sign the enclosed form of proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless instructed otherwise, proxies will be voted for the election of directors and for approval of the selection of auditors. On any such matter generally a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to its exercise by appropriate notice to the undersigned.

Dated:  March 22, 1996
        New York, New York
                                          By Order of the Board of Directors,




                                          WILLIAM F. ROSENBLUM, JR.,
                                          Senior Vice President and
                                          Corporate Secretary

                                                                 [Front Side]

                          REPUBLIC NEW YORK CORPORATION
                                      PROXY
                         Annual Meeting of Stockholders
                                  May 29, 1996

           This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints, jointly and severally, Peter Kimmelman, William
C. MacMillen, Jr., and James L. Morice, each with the power to appoint his substitute, and hereby authorizes them to vote all shares of Republic New York Corporation Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at 452 Fifth Avenue, City and State of New York, on May 29, 1996, at 11:00 A.M., or any adjournment thereof, in accordance with the instructions on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

Unless instructions are given on the reverse side, this Proxy will be voted FOR the election of nominees for director and FOR Item 2 listed on the reverse side hereof. With respect to matters as to which discretionary authority is granted above, this Proxy will be voted in accordance with the best judgment of the proxies hereinabove appointed.

Please mark, date and sign this Proxy on the reverse side hereof and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

                                (Continued and to be signed on other side)

                                                               [Back Side]

PLEASE MARK YOUR CHOICE ON ITEMS 1 AND 2 LIKE THIS [X] IN BLUE OR BLACK INK.

-------------------------                           --------------------
    ACCOUNT NUMBER                                     COMMON

The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1.

Item 1--Election of the following nominees as Directors:  K. Andersen, C. Dwek,
        E. Ginsberg, N. Hasson, J. Keil, P. Kimmelman, R. Kraemer; L. Lieberman,
        W. MacMillen, P. Mansbach, M. Mertz, J. Morice, E. Daniel Morris,
        J. Norwood, J. Pancetti, V. Portera, W. Rogers, E. Saal; D. Schlein,
        W. Weiner, P. White.

      FOR       WITHHOLD    Withhold for the following only:  (Write the
      ALL        FOR ALL    name of the nominee(s) in the space below)
    NOMINEES    NOMINEES

     -----       ------     ---------------------------------------------


The Board of Directors recommends a vote "FOR" Item 2.

Item 2--   Approval of selection of auditors

            For        Against        Abstain

           -----       ------         ------


                                         I PLAN TO ATTEND MEETING _____


Receipt is hereby acknowledged of the Republic New York Corporation Notice of Meeting and Proxy Statement.


Signature(s)__________________________    Date _________, 1996

NOTE: Please sign as name appears hereon. Joint owners should each sign. If signer is a corporation, please sign the full corporate name by duly authorized officer. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             Appendix A

                    Republic New York Corporation
                           Proxy Statement
                    Annual Meeting of Stockholders
                            May 29, 1996
             Graphic Image Material Cross-Reference Index

                                        Information Conveyed by
Omitted Graphic Image                   Omitted Graphic Image
---------------------                   ---------------------
Graphs:

Comparison of Five-Year Cumulative The information presented graphically Total Return Among Republic New York has been replaced in this filing by a
Corporation, S&P 500 Stock Index and    tabular presentation of such infor-
S&P Money Center Banks Index, omitted   mation inserted where the graph would
from page 16.                           appear.

Comparison of Twenty-Five Year          The information presented graphically
Cumulative Total Return Among           is presented in this filing by the
Republic New York Corporation, S&P      tabular presentation found immediately
Stock Index and S&P Money Center        preceding where the graph would
Banks Index, omitted from page 18.      appear.